Exhibit 10.22

CONFIDENTIAL SEPARATION AGREEMENT AND MUTUAL RELEASE

THIS CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE (this “Agreement”) is entered into and made effective as of March 12, 2019 (the “Effective Date”) by and between THOMAS W. DOUB (the “Employee”) and AMERICAN ADDICTION CENTERS, INC. (the “Employer”).

1.    Separation Date. The Employee and Employer mutually agree that the Employee’s employment with the Employer will continue through and end on June 30, 2019 (the “Separation Date”). The Employer wishes to retain the Employee through such date due to the Employee’s expertise, experience and knowledge with respect to the treatment of alcoholism, substance use disorder and co-occurring psychiatric conditions. The Employer will pay the Employee’s regular pay through the Separation Date.

2.    Consideration. In exchange for the release of claims and other covenants and promises by the Employee detailed in this Agreement, the Employer agrees to the continued employment of Employee at his current salary through the Separation Date, as contemplated in paragraph 3.a., with paychecks payable in accordance with the normal payroll schedule (the “Continued Employment Payments”). Employee acknowledges that Employee would not be entitled to the Continued Employment Payments but for his or her execution of this Agreement.

3.    Transition Responsibilities; Acknowledgment of No Other Payments or Benefits.

a.

Until the Separation Date, the Employee will be assigned to the Company’s clinical department. While the Employee will not be required to report daily to work at the Employer’s corporate office, he will be reasonably available to take calls, be present on-site when reasonably requested and reasonably assist with transitional issues, including certain outcomes research initiatives. The Employee will continue to abide by and adhere to all Company policies, procedures and standards of conduct while employed by the Company.

b.

Except for payments referenced in Sections 1 and 2 above and (i) any vested benefits under the Employer’s 401(k) savings plan and (ii) any amounts owed for accrued and unused PTO, in each case to be paid in accordance with such plan, no other payments, bonuses or benefits will be made by the Employer to the Employee. The Employee acknowledges that the Employee has no entitlement to, or any right to make any claim for, any additional payments, commissions, bonuses or benefits by the Employer of any kind whatsoever. The Employee’s eligibility for medical, dental and vision coverage as an active employee shall terminate on June 30, 2019. All other employee benefits offered by the Employer shall terminate on the Separation Date. Continuation of health benefits coverage will then be at the Employee’s expense to the extent and for the period provided by law.

4.    Non-Admission. The Employee understands and acknowledges that this Agreement is in no way an admission of any legal liability or wrongdoing by the Employer for any acts or omissions with respect to the Employee, including without limitation, the Employee’s employment with, or separation of employment from the Employer, with all such wrongdoing or liability being expressly denied.

AAC/Doub, Thomas W.

Confidential Separation Agreement and Release

5.    Mutual Release. The Employee, on the one hand, hereby releases the Employer and the Employer, on the other hand, hereby releases the Employee, together in each case with all of such other party’s Employer’s parents, subsidiaries, affiliates and divisions, including all related companies, employee leasing companies, and as to each, their respective successors and assigns, general and limited partners, directors, officers, representatives, attorneys, shareholders, agents, employees, and their respective heirs and personal representatives (collectively, the “Releasees”), from any and all claims, causes of action, grievances, expenses, liabilities, costs (including attorneys’ fees), obligations whether known or unknown, that in anyway arise from, grow out of, or are related to the Employee’s employment with the Employer, the Employee’s termination of employment with the Employer, or events that occurred before the date the Employee executes this Agreement (collectively, the “Released Claims”).

Each of the Employee and Employer represents and warrants that it has not sold, assigned or transferred any Released Claims.

The Released Claims include, without limitation, any rights or claims in law or equity for breach of contract, wrongful termination or past wages under applicable state law; claims relating to discrimination, harassment, retaliation, accommodation, or whistle blowing (for example, claims under the Age Discrimination in Employment Act (“ADEA”); claims relating to benefits (for example, claims under the Employee Retirement Income Security Act of 1974); claims relating to employee leave (for example, claims under the Family and Medical Leave Act); claims relating to mandatory notifications (for example, claims under the Worker Adjustment and Retraining Notification Act or the Fair Credit Reporting Act); claims relating to worker safety (for example, claims under the Occupational Health and Safety Act of 1970); or claims for personal injury, defamation, mental anguish, injury to health and personal reputation; and any other related claim under federal, state or local law of any form against Releasees; provided, however, that this release does not extend to rights or claims the release of which is expressly prohibited by law or that may arise after the Effective Date of this Agreement. The Employee understands that the categories and statutes listed above are for example only, and that the Employee is waiving all claims, whether based on federal, state, or local law, common law or otherwise.

As part of this release, the Employee covenants and agrees not to file, commence or initiate any suits, grievances, demands or causes of action against any Releasee based upon or relating to any Released Claim forever discharged pursuant to this Agreement. In accordance with 29 C.F.R. § 1625.23(b), this covenant not to sue is not intended to preclude the Employee from bringing a lawsuit to challenge the validity of the release language contained in this Agreement. If the Employee breaches this covenant not to sue, the Employee hereby agrees to pay all of the reasonable costs and attorneys’ fees actually incurred by the Releasees in defending against such claims, demands, or causes of action, together with such and further damages as may result, directly or indirectly, from that breach. Moreover, the Employee agrees that the Employee will not persuade or instruct any person to file a suit, claim, or complaint with any state or federal court or administrative agency against the Releasees. The parties agree that this Agreement will not prevent the Employee from filing a charge of discrimination with the Equal Employment Opportunity Commission (“EEOC”), or its equivalent state or local agencies, or otherwise participating in an administrative investigation. However, to the fullest extent permitted by law, the Employee agrees to relinquish and forgo all legal relief, equitable relief, statutory relief,

AAC/Doub, Thomas W.

Confidential Separation Agreement and Release

reinstatement, back pay, front pay, and any other damages, benefits, remedies, and relief to which the Employee may be entitled as a result of any claim, charge, or complaint against the Releasees and agrees to forgo and relinquish reinstatement, all back pay, front pay, and other damages, benefits, remedies, and relief that the Employee could receive from claims, actions, or suits filed or charges instituted or pursued by any agency or commission based upon or arising out of the matters that are released and waived by this Agreement. The Parties intend that this paragraph and the release of claims herein be construed as broadly as lawfully possible.

This mutual release will be deemed to have been remade by the Employee and the Employer on each date that a Continued Employment Payment is paid by the Employer and received by the Employee, until and through the Separation Date, such that the release speaks to all time periods before and through the Separation Date. Acceptance of the Continued Employment Payments or any portion thereof will constitute evidence that the Employee has so updated and “brought down” this release.

6.    Acknowledgement Regarding Wages. The Employee acknowledges and agrees that with following the payment noted in Section 1 hereof, the Employee: (a) has received all pay to which the Employee was entitled during the Employee’s employment with the Employer; (b) is not owed unpaid wages or unpaid overtime compensation by the Employer; and (c) does not believe that the Employee’s rights under any state or federal wage and hour laws, including the federal Fair Labor Standards Act (“FLSA”), were violated by any Releasee during the Employee’s employment with the Employer.

7.    Disclosure. The Employee acknowledges and warrants that the Employee is not aware of, or that the Employee has fully disclosed to the Employer in writing, any matters for which the Employee was responsible or which came to the Employee’s attention as an employee of the Employer that might give rise to, evidence or support any claim of illegal or improper conduct, regulatory violation, unlawful discrimination, retaliation or other cause of action against the Employer.

8.    Compliance with Older Worker Benefit Protection Act.

(a)    Consideration Period. The Employee acknowledges and understands that the Employee has a period of up to forty-five (45) days from receipt of this Agreement to consider its terms, although the Employee need not take that long, and that the Employee hereby waives any and all additional rights to any further review period. If the Employee has not executed this Agreement and returned it to the Employer within forty-five (45) days, this Agreement will be cancelled and will have no effect.

(b)    Revocation Period. The Employee acknowledges and understands that, for a period of seven (7) days following the Employee’s signing of this Agreement, the Employee may revoke the Employee’s acceptance of this Agreement by delivering a written revocation to Tim Stein, who is the Vice President, Human Capital, for the Employer, via email at tstein@ContactAAC.com. If the Employee timely revokes this Agreement, all of its provisions will be null and void. This Agreement will not be effective or enforceable and no Separation Amount will be provided to the Employee until the expiration of the seven (7) day period for revocation has expired.

AAC/Doub, Thomas W.

Confidential Separation Agreement and Release

(c)    Knowing and Voluntary Execution. The Employee acknowledges that the Employee is hereby advised and encouraged to consult with an attorney of the Employee’s choice before signing this Agreement; that the Employee has carefully read and fully understands the terms and conditions of this Agreement in their entirety and is fully satisfied with its terms, including without limitation, the consideration paid to the Employee by Employer; that the Employee has had an adequate opportunity to consider the Agreement; that the Employee knowingly and voluntarily assents to all the terms and conditions contained in this Agreement without any duress, coercion or undue influence by the Employer, its representatives, or any other person; that the Employee has no pending claim, complaint, grievance with any federal or state agency or any court seeking money damages or relief against Releasees; that the Employee is not waiving rights or claims that may arise after the date this Agreement is executed; and that the Employee is not suffering from any disability or condition that would render the Employee unable to enter into this Agreement.

9.    Confidentiality of Agreement. The Employee will keep the terms of this Agreement confidential and will not disclose its terms to anyone other than the following: (i) the Employee’s spouse; (ii) the Employee’s attorney; or (iii) the Employee’s professional tax adviser or tax preparer for the limited purpose of preparing or obtaining advice regarding such tax return or returns as may be necessary; provided that in each case all such persons agree to this obligation of confidentiality. If the Employee does not comply with the provisions of this Section 9, the Employee will be liable to the Employer for any damages incurred as a result of such noncompliance. The Employee also acknowledges that equitable relief, including, without limitation, specific performance by injunction, would be an appropriate remedy for the breach of this Section 9.

10.    Return of Property; Confidential Information. The Employee represents that the Employee has not retained, but rather has returned to the Employer, all property and business records of Releasees in any form and all copies of such records. To the extent such information was in electronic form, the Employee represents that the Employee has irretrievably deleted it to the best of the Employee’s ability and will take no steps to retrieve it. The Employee also acknowledges that, in the Employee’s position with the Employer, the Employee had access to the Employer’s confidential information, including, without limitation, confidential client and treatment information, confidential financial records; financial and other plans; marketing methods and systems; advertising strategies and methods; strategic plans; databases; payroll information; information regarding suppliers; reports prepared by consultants; training materials; management and administrative systems; and other business information

(collectively and separately, “Confidential Information”). The Employee agrees not to use or disclose such Confidential Information to any third parties for so long as it remains confidential to the public. If the Employee does not comply with the provisions of this Section 10, the Employee will be liable to the Employer for any damages incurred as a result of such noncompliance. The Employee also acknowledges that equitable relief, including, without limitation, specific performance by injunction, would be an appropriate remedy for the breach of this Section 10.

11.    Non-Solicitation of Employer’s Employees and Contractor Relationships. In further consideration for the payment of the Separation Amount, the Employee agrees not to, for a period of four (4) months following the Employee’s termination of employment, directly or indirectly, on the Employee’s behalf or on behalf of or in conjunction with any person or legal entity, recruit, solicit, or induce, or attempt to recruit, solicit, or induce, any employee or independent contractor of the Employer to terminate their employment or independent contractor relationship with the Employer.

AAC/Doub, Thomas W.

Confidential Separation Agreement and Release

12.    Cooperation. The Employee agrees that it is an essential term of this Agreement that the Employee reasonably cooperate with the Employer and its counsel at all times in any internal or external claims, charges, audits, investigations, and/or lawsuits involving the Employer of which the Employee may have knowledge or in which the Employee may be a witness. Such reasonable cooperation includes meeting with the Employer representatives and counsel to disclose such facts as the Employee may know; preparing with the Employer’s counsel for any deposition, trial, hearing, or other proceeding; attending any deposition, trial, hearing or other proceeding to provide truthful testimony; and providing other assistance to the Employer and its counsel in the defense or prosecution of litigation as may, be reasonably necessary, the Employer agrees to reimburse the Employee for reasonable and necessary out-of-pocket expenses incurred by the Employee in the course of complying with this obligation, in each case that are pre-authorized by the Employer. This cooperation obligation will not unreasonably interfere with Employee’s then–current work responsibilities or pursuit of the same. Nothing in this Section 12 should be construed in any way as prohibiting or discouraging the Employee from testifying truthfully under oath as part of, or in connection with, any such proceeding.

13.    Indemnification. To the full extent permitted by law, Employer shall continue to defend, indemnify and hold harmless the Employee pursuant to its current indemnification obligations set forth in its organizational documents and any and all insurance policies providing coverage to employees of Employer for any and all claims, lawsuits, judgments, expenses and /or other losses that have arisen due to his employment with Employer that pertain to any period prior to the Separation Date.

14.    Non-Disparagement. To the extent permitted by law, the Employee, on the one hand, and the Employer on the other, affirms and agrees that he, she or it will not, at any time after the date hereof, make any remarks or comments, orally or in writing, to anyone, via media or otherwise, which remarks or comments reasonably could be construed to be derogatory or disparaging to the other party or any of its applicable Releasees, or to any of the other party’s current or former directors, officers, employees, products or services, or which comments reasonably could be anticipated to be damaging or injurious to the reputation or goodwill of same. The term “media” includes, without limitation, radio, television, film, internet, and social media such as Twitter and Facebook. This Section 13 does not in any way interfere with any Party’s right and responsibility to give truthful testimony under oath. The Employee and the Employer each acknowledge that neither this provision nor any other portion of this Agreement is intended to prohibit such party from making a truthful and accurate report to any governmental agency with oversight authority over either party or any applicable Releasee.

15.    No Precedent. The terms of this Agreement will not establish any precedent, nor will this Agreement be used as a basis to seek or justify similar terms in any subsequent situation involving persons other than the Employee. This Agreement may not be offered, used or admitted into evidence in any proceeding or litigation, whether civil, criminal, arbitral or otherwise for such purpose.

AAC/Doub, Thomas W.

Confidential Separation Agreement and Release

16.    Attorneys’ Fees. The Employee agrees that if the Employee breaches any provision or obligation of this Agreement, the Employer is entitled to recover from the Employee all costs, including reasonable attorneys’ fees and expenses, incurred by it in enforcing this Agreement, whether by filing suit or otherwise.

17.    Entire Agreement. This Agreement constitutes the entire understanding of the parties, supersedes all prior oral or written agreements on the subject matter of this Agreement and cannot be modified except by a writing signed by both parties.

18.    Choice of Law. This Agreement will be governed and construed under the laws of the State of Tennessee without regard to the conflict of laws principles of that state.

19.    Exclusive Jurisdiction and Venue. The appropriate state or federal court in Williamson County, Tennessee will be the exclusive jurisdiction and venue for any dispute arising out of this Agreement. The parties voluntarily submit to the jurisdiction of these courts for any litigation arising out of or concerning the application, interpretation or any alleged breach of this Agreement.

20.    Binding Effect. This Agreement inures to the benefit of, and is binding upon, the parties and their respective successors and assigns.

21.    Captions. The captions to the various sections of this Agreement are for convenience only and are not part of this Agreement.

22.    Severability. If any provisions of this Agreement are determined to be invalid or unenforceable for any reason, such determination will not affect the validity of the remainder of this Agreement, including any other provision of this Agreement. If a court finds that any provision of this Agreement is invalid or unenforceable, but that modification of such provision will make it valid or enforceable, then such provision will be deemed to be so modified.

23.    Waiver. The waiver by either party of a breach by the other party of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach by the party.

24.    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute the same agreement.

[signature page immediately follows]

AAC/Doub, Thomas W.

Confidential Separation Agreement and Release

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the Effective Date.

EMPLOYEE:

/s/ Thomas W. Doub
Thomas W. Doub

EMPLOYER:

AMERICAN ADDICTION CENTERS, INC.

By:	/s/ Timothy K. Stein
Name:	Timothy K. Stein
Title:	Vice President, Human Capital

AAC/Doub, Thomas W.

Confidential Separation Agreement and Release